                                Exhibit 99.1
NEWS RELEASE

Date	From
May 7, 2019	Rich Sheffer
NEWS RELEASE	1.727.853.3079
Vice President Investor Relations, Risk Management and Treasurer
Welbilt, Inc.

WELBILT REPORTS FIRST QUARTER OPERATING RESULTS

Delivers solid sales growth in Q1; reiterating 2019 full-year guidance

New Port Richey, FL. - May 7, 2019 - Welbilt, Inc. (NYSE:WBT), today announced financial results for its 2019 first quarter.

2019 First Quarter Highlights

•	Net sales were $375.3 million, an increase of 7.1 percent from prior year; Organic Net Sales increased 3.5 percent

•	Earnings from operations were $24.5 million, a decrease of 41.1 percent; as a percent of net sales, earnings from operations were 6.5 percent, a decrease of 540 basis points

•
Adjusted Operating EBITDA was $50.1 million, a decrease of 9.4 percent; Adjusted Operating EBITDA margin was 13.3 percent, a decrease of 250 basis points and was negatively impacted by 40 basis points from the Crem® acquisition

•	Net loss was $2.6 million, a decrease of 121.0 percent; Adjusted Net Earnings were $7.4 million, a decrease of 65.1 percent

•	Diluted net loss per share was $0.02, a decrease of 122.2 percent; Adjusted Diluted Net Earnings Per Share were $0.05, a decrease of 66.7 percent

•
Net cash used in operating activities was $357.0 million, compared to $158.7 million in last year's first quarter; Free Cash Flow was an outflow of $68.9 million, compared to an outflow of $34.5 million in last year's first quarter.

The net sales growth of 7.1 percent was driven by strong results in both the EMEA and APAC segments. In the EMEA segment, Organic Net Sales increased across multiple product lines including Merrychef®, Frymaster®, Garland®, Convotherm®, Multiplex® and KitchenCare®. In the APAC segment, Organic Net Sales increased from strong sales of Merrychef and Garland products to large chains, improved KitchenCare aftermarket sales and higher Fabristeel project sales. In the Americas segment, Organic Net Sales decreased as tough comparable sales from last year's large chain rollouts and lower KitchenCare sales were partially offset by stronger sales to general market dealers and distributors. The Crem acquisition contributed $20.8 million of net sales in the quarter and foreign currency translation had a negative impact of $8.1 million.

Adjusted Operating EBITDA margin decreased 250 basis points from the prior year primarily due to higher material costs that reflect inflation and tariff pass-through costs from our vendors, the direct impact from the section 301 tariffs and from the dilutive impact to margin from the Crem acquisition. FX/Other was also dilutive primarily due to increased marketing and third-party commission expenses. These were partially offset by positive volume/mix and improved net pricing.

During the first quarter of 2019, we launched a business transformation program ("Transformation Program") with a comprehensive operational review to validate our long-term growth and margin targets and to refine our execution plans. The Transformation Program will focus on specific areas of opportunity including strategic sourcing, manufacturing facility workflow redesign, distribution and administrative process efficiencies and optimizing our global brand platforms. We incurred $5.8 million during the three months ended March 31, 2019 in connection with this review and expect to incur additional costs through mid-2021 as we implement various elements of the Transformation Program. Details of the Transformation Program will be communicated at our upcoming Investor Day on May 14, 2019.

Liquidity and Debt
Net cash used in operating activities in the first quarter was $357.0 million compared to $158.7 million in last year's first quarter. Net cash provided by investing activities in the first quarter was $191.4 million compared to $110.2 million in last year's first quarter. Free Cash Flow was a use of $68.9 million in the quarter versus $34.5 million in last year's first quarter, with the increased usage driven by lower cash-based earnings including the investment in the Transformation Program and timing-related reductions in accounts payable in the quarter.

During the quarter, net borrowings on our debt agreements increased by $148.8 million. This was primarily due to the termination of our accounts receivable securitization program during the quarter. This program had been structured as an off-balance sheet arrangement with an outstanding balance of $96.9 million at December 31, 2018. Upon termination, amounts outstanding under the securitization facility were repaid by receipts of previously sold trade receivables. The borrowings on our revolving credit facility increased to fund the working capital

May 7, 2019
Welbilt Reports 2019 First Quarter Operating Results

needs of the business in the absence of cash receipts from the accounts receivable securitization program. Our ending cash and cash equivalents was $55.3 million, a decrease of $15.1 million in the quarter. Nearly all of our cash and cash equivalents was held by our international subsidiaries at March 31, 2019.

2019 Guidance

•	Net sales growth: between 3.0 and 6.0 percent (organic +2.0 to +5.0 percent, acquisition +1.0 percent, foreign currency translation +0.0 percent)

•	Adjusted Operating EBITDA margin: between 18.5 and 19.5 percent

•
Adjusted Diluted Net Earnings Per Share: between $0.71 and $0.81 per share; based on 141.8 million fully diluted shares outstanding; the effective tax rate for 2019 is forecasted to be between 28 and 30 percent; interest expense is expected to be between $92.0 and $97.0 million

Management Commentary
"We are pleased to deliver another quarter of strong Organic Net Sales growth,” said Bill Johnson, Welbilt’s President and CEO. "Both EMEA and APAC delivered double-digit Organic Net Sales increases while the Americas decreased due to lower large chain sales following 2018's rollouts. Operationally, our Adjusted Operating EBITDA margin was particularly suppressed in the quarter primarily due to higher material costs and tariffs, the dilutive impact from the Crem acquisition and increased FX/Other expenses. The majority of these cost issues are either specific to the first quarter or will be mitigated by our March pricing actions as we proceed through the year."

"We reiterated our 2019 full-year guidance today. We have good top-line momentum following five consecutive quarters of solid organic growth. The Transformation Program's operational review we just concluded gives us confidence in our ability to deliver the 2019 Adjusted Operating EBITDA margin guidance and to execute the detailed plans to drive profitable growth going forward. We will provide our long-term targets and more details about these plans at our Investor Day," concluded Johnson.

Conference Call and Webcast
Welbilt will host a live conference call to discuss its 2019 first quarter earnings on Tuesday, May 7, 2019 at 10:00 am ET. A live webcast, supplemental presentation slides and replay of the call can be accessed on the Investor Relations page at www.welbilt.com. The webcast replay will be available for 30 days from Tuesday, May 7, 2019 at 1:00 pm ET. The information on our website is not a part of this release.

About Welbilt, Inc.
Welbilt, Inc. provides the world’s top chefs, premier chain operators and growing independents with industry-leading equipment and solutions. Our innovative products and solutions are powered by our deep knowledge, operator insights, and culinary expertise. Our portfolio of award-winning product brands includes Cleveland™, Convotherm®, Crem®, Delfield®, Frymaster®, Garland®, Kolpak®, Lincoln™, Manitowoc® Ice, Merco®, Merrychef® and Multiplex®. These product brands are supported by two service brands: FitKitchen®, our fully-integrated kitchen systems brand, and KitchenCare®, our aftermarket parts and service brand. Headquartered in the Tampa Bay region of Florida and operating 21 manufacturing facilities throughout the Americas, Europe and Asia, we sell through a global network of over 5,000 distributors, dealers, buying groups and manufacturers' representatives in over 100 countries. We have approximately 5,400 employees and generated sales of $1.6 billion in 2018. For more information, visit www.welbilt.com.

Forward-looking Statements
Certain statements in this press release constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements contained in this press release that are not historical facts are forward-looking statements and include, for example, our expectations regarding future results, our full-year financial outlook, descriptions of our operating and strategic plans and any assumptions on which those expectations, outlook or plans are based. Certain of these forward-looking statements can be identified by the use of words such as "anticipates," "believes," "intends," "estimates," "targets," "expects," "forecasts," "could," "will," "may," "plans," "projects," "assumes," "should" or other similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, and our actual results could differ materially from future results expressed or implied in these forward-looking statements. The forward-looking statements included in this release are based on our current beliefs and expectations and speak only as of the date of this release. These statements are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements include, but are not limited to, risks related to acquisitions, including our ability to realize the benefits of acquisitions in a manner consistent with our expectations and general integration risks; risks related to our substantial levels of indebtedness; world economic factors and ongoing economic and political uncertainty; realization of anticipated earnings enhancements, cost savings, strategic options and other synergies and the anticipated timing to realize those enhancements, savings, synergies, and options; our ability to source raw materials and commodities on favorable terms and successfully respond to and manage related price volatility; the ability to generate cash and manage working capital consistent with our stated goals; changes in the interest rate environment and currency fluctuations; the successful development and market acceptance of innovative new products; actions by competitors including competitive pricing; consumer and customer demand for products; compliance with, or uncertainty created by, existing, evolving or new laws and regulations, including recent changes in tax laws, tariffs and trade regulations and enforcement of such laws around the world; the risk that additional information may arise, due to completion of financial statements for purposes of reporting the Annual Report on Form 10-K for the year ended December 31, 2018 and the operation of our annual controls related to the preparation of our financial statements or otherwise, that would require us to make further adjustments or revisions to our financial statements or delay the filing of our financial statements; our ability to successfully remediate the material weaknesses identified in our internal controls over financial reporting; and those additional risks, uncertainties and factors described in more detail under the caption "Risk Factors" in our Annual Report

May 7, 2019
Welbilt Reports 2019 First Quarter Operating Results

on Form 10-K for the year ended December 31, 2018, our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019 and in our other filings with the Securities and Exchange Commission ("SEC"). We do not intend, and, except as required by law, we undertake no obligation, to update any of our forward-looking statements after the date of this release to reflect any future events or circumstances. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

For more information, contact:
Rich Sheffer
Vice President Investor Relations, Risk Management and Treasurer
Welbilt, Inc.
+1 (727) 853-3079
Richard.sheffer@welbilt.com

May 7, 2019
Welbilt Reports 2019 First Quarter Operating Results

WELBILT, INC.
Consolidated Financial Information
(In Millions, Except Share and Per Share Data, Unaudited)

STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2019	2018
Net sales	$375.3	$350.4
Cost of sales	248.8	224.2
Gross profit	126.5	126.2
Selling, general and administrative expenses	88.3	76.4
Amortization expense	9.5	7.9
Restructuring expense	4.2	0.4
Gain from disposal of assets — net	—	(0.1)
Earnings from operations	24.5	41.6
Interest expense	24.0	20.3
Other expense — net	3.0	8.5
(Loss) earnings before income taxes	(2.5)	12.8
Income taxes	0.1	0.4
Net (loss) earnings	$(2.6)	$12.4
Per share data
(Loss) earnings per share — Basic	$(0.02)	$0.09
(Loss) earnings per share — Diluted	$(0.02)	$0.09
Weighted average shares outstanding — Basic	140,612,213	139,708,723
Weighted average shares outstanding — Diluted	140,612,213	140,970,543

May 7, 2019
Welbilt Reports 2019 First Quarter Operating Results

WELBILT, INC.
Consolidated Financial Information
(In Millions, Except Share and Per Share Data)

BALANCE SHEETS

	March 31,	December 31,
	2019	2018
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$55.3	$70.4
Restricted cash	—	2.8
Short-term investment	32.8	32.0
Accounts receivable, less allowance of $4.1 and $3.9 at March 31, 2019 and December 31, 2018, respectively	212.8	112.5
Inventories — net	205.7	190.6
Prepaids and other current assets	34.4	32.2
Total current assets	541.0	440.5
Property, plant and equipment — net	119.3	119.0
Operating lease right-of-use assets	35.7	—
Goodwill	933.6	935.6
Other intangible assets — net	533.8	546.7
Other non-current assets	28.9	33.2
Total assets	$2,192.3	$2,075.0
Liabilities and equity
Current liabilities:
Accounts payable	$124.9	$151.0
Accrued expenses and other liabilities	155.3	183.7
Short-term borrowings and current portion of finance leases	1.2	16.1
Product warranties	29.7	27.9
Total current liabilities	311.1	378.7
Long-term debt and finance leases	1,493.4	1,321.8
Deferred income taxes	103.4	104.3
Pension and postretirement health obligations	39.8	39.2
Operating lease liabilities	22.1	—
Other long-term liabilities	37.2	44.6
Total non-current liabilities	1,695.9	1,509.9
Commitments and contingencies
Total equity:
Common stock ($0.01 par value, 300,000,000 shares authorized, 140,857,204 shares and 140,252,693 shares issued and 140,857,204 shares and 140,252,693 shares outstanding at March 31, 2019 and December 31, 2018, respectively)	1.4	1.4
Additional paid-in capital (deficit)	(38.0)	(41.5)
Retained earnings	266.0	268.4
Accumulated other comprehensive loss	(43.8)	(41.6)
Treasury stock, at cost, 53,015 shares and 53,308 shares, respectively	(0.3)	(0.3)
Total equity	185.3	186.4
Total liabilities and equity	$2,192.3	$2,075.0

May 7, 2019
Welbilt Reports 2019 First Quarter Operating Results

WELBILT, INC.
Consolidated Financial Information
(In Millions, Unaudited)

STATEMENTS OF CASH FLOW

	Three Months Ended March 31,
	2019	2018
Cash flows from operating activities
Net (loss) earnings	$(2.6)	$12.4
Adjustments to reconcile net (loss) earnings to cash used in operating activities:
Depreciation	4.9	4.2
Amortization of intangible assets	9.5	7.9
Amortization of debt issuance costs	1.2	1.4
Deferred income taxes	—	(1.6)
Stock-based compensation expense	2.9	3.2
Gain from disposal of assets — net	—	(0.1)
Pension settlement	1.2	—
Gain on remeasurement of debt and other realized foreign currency derivative	(0.8)	—
Changes in operating assets and liabilities, excluding the effects of the business acquisition:
Accounts receivable	(296.2)	(130.9)
Inventories	(14.5)	(23.0)
Other assets	(2.0)	(1.5)
Accounts payable	(26.7)	8.4
Other current and long-term liabilities	(33.9)	(39.1)
Net cash used in operating activities	(357.0)	(158.7)
Cash flows from investing activities
Cash receipts on beneficial interest in sold receivables	196.0	127.9
Capital expenditures	(4.8)	(3.7)
Purchase of short-term investment	—	(35.0)
Proceeds from maturity of short-term investment	—	20.7
Other	0.2	0.3
Net cash provided by investing activities	191.4	110.2
Cash flows from financing activities
Proceeds from long-term debt	196.5	74.0
Repayments on long-term debt and finance leases	(32.8)	(19.2)
Debt issuance costs	—	(0.1)
Repayment of short-term borrowings	(15.0)	—
Payment of contingent consideration	(0.8)	—
Exercises of stock options	0.6	2.5
Payments on tax withholdings for equity awards	(1.8)	(2.0)
Net cash provided by financing activities	146.7	55.2
Effect of exchange rate changes on cash	1.0	3.6
Net (decrease) increase in cash and cash equivalents and restricted cash	(17.9)	10.3
Balance at beginning of period	73.2	108.8
Balance at end of period	$55.3	$119.1

(Continued)

May 7, 2019
Welbilt Reports 2019 First Quarter Operating Results

WELBILT, INC.
Consolidated Statements of Cash Flows (Continued)
(In Millions, Unaudited)

	Three Months Ended March 31,
	2019	2018

Supplemental disclosures of cash flow information:
Cash paid for income taxes, net of refunds	$11.0	$10.4
Cash paid for interest, net of related hedge settlements	23.3	26.0
Supplemental disclosures of non-cash activities:
Non-cash financing activity: Equipment acquired through leasing arrangements	0.8	—
Non-cash investing activity: Beneficial interest obtained in exchange for securitized receivables	238.6	169.2

May 7, 2019
Welbilt Reports 2019 First Quarter Operating Results

SEGMENT INFORMATION

	Three Months Ended March 31,
(in millions, except percentage data)	2019	2018
Net sales:
Americas	$275.1	$280.2
EMEA	106.7	81.0
APAC	54.8	43.5
Elimination of intersegment sales	(61.3)	(54.3)
Total net sales	$375.3	$350.4

Segment Adjusted Operating EBITDA:
Americas	$40.8	$47.6
EMEA	18.3	14.1
APAC	7.9	5.5
Total Segment Adjusted Operating EBITDA	67.0	67.2
Corporate and unallocated	(16.9)	(11.9)
Amortization expense	(9.5)	(7.9)
Depreciation expense	(4.9)	(4.2)
Transaction costs (1)	(0.4)	(1.2)
Other items (2)	(6.6)	—
Separation expense (3)	—	(0.1)
Restructuring expense	(4.2)	(0.4)
Gain from disposal of assets — net	—	0.1
Earnings from operations	24.5	41.6
Interest expense	(24.0)	(20.3)
Other expense — net	(3.0)	(8.5)
(Loss) earnings before income taxes	$(2.5)	$12.8
(1) Transaction costs are associated with acquisition and integrated-related activity. These costs include $0.2 million related to inventory fair value purchase accounting adjustments recorded in "Cost of sales" for the three months ended March 31, 2019 and $0.2 million and $1.2 million of professional services and other direct acquisition and integration costs recorded in "Selling, general and administrative expenses" for the three months ended March 31, 2019 and 2018, respectively.

(2) Other items are costs, which are not representative of our operational performance. For the three months ended March 31, 2019, these costs include $5.8 million of consultant costs associated with our Transformation Program and other professional fees of $0.8 million. Each of these costs have been recorded in "Selling, general and administrative expenses" for the three months ended March 31, 2019.

(3) Separation expense is included within "Selling, general and administrative expenses" for the three months ended March 31, 2018.

Adjusted Operating EBITDA % by segment (4):
Americas	14.8%	17.0%
EMEA	17.2%	17.4%
APAC	14.4%	12.6%
(4) Adjusted Operating EBITDA % in the section above is calculated by dividing Adjusted Operating EBITDA by net sales for each respective segment.

Net sales by geographic area (5):
United States	$225.0	$223.4
Other Americas	20.3	28.5
EMEA	88.6	62.1
APAC	41.4	36.4
Total net sales by geographic area	$375.3	$350.4
(5) Net sales in the section above are attributed to geographic regions based on location of customer.

May 7, 2019
Welbilt Reports 2019 First Quarter Operating Results

NON-GAAP FINANCIAL MEASURES

In this release, we use certain non-GAAP financial measures discussed below to evaluate our results of operations, financial condition and liquidity. We believe that the presentation of these non-GAAP financial measures, when viewed as a supplement to our results prepared in accordance with U.S. GAAP, provides useful information to investors in evaluating the ongoing performance of our operating businesses, provides greater transparency into our results of operations and is consistent with how management evaluates operating performance and liquidity. In addition, these non-GAAP measures address questions we routinely receive from analysts and investors and, in order to ensure that all investors have access to similar data we make this data available to all investors. None of the non-GAAP measures presented should be considered as an alternative to net earnings, earnings from operations, net cash used in operating activities, net sales or any other measures derived in accordance with U.S. GAAP. These non-GAAP measures have important limitations as analytical tools and should not be considered in isolation or as substitutes for financial measures presented in accordance with U.S. GAAP. Our use of these terms may vary from the use of similarly-titled measures by other companies due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation. We do not provide reconciliations of our forward-looking Adjusted Operating EBITDA margin and Adjusted Diluted Net Earnings Per Share guidance, which are presented on a non-GAAP basis, to the most directly comparable GAAP financial measure because the combined impact and timing of certain potential charges or gains is inherently uncertain, outside of our control and difficult to predict. Such items include, but are not limited to, restructuring expenses, separation expenses, acquisition-related transaction and integration costs, losses on modification or extinguishment of debt, foreign currency transaction gain or loss, various other charges not reflective of our operations and the tax impact of such non-GAAP adjustments. Accordingly, we cannot provide reconciliations without unreasonable effort and are unable to determine the probable significance of the unavailable information.

Free Cash Flow

In this release, we refer to Free Cash Flow, which represents net cash used in operating activities less capital expenditures plus cash receipts on our beneficial interest in sold receivables and the impact of terminating our accounts receivable securitization program during the first quarter of 2019. We believe this non-GAAP financial measure is useful to investors in measuring our ability to generate cash internally to fund initiatives such as debt repayment, acquisitions, dividends and share repurchases. Free Cash Flow reconciles to net cash used in operating activities presented in accordance with U.S. GAAP as follows:

	Three Months Ended March 31,
(in millions)	2019	2018
Free Cash Flow:
Net cash used in operating activities	$(357.0)	$(158.7)
Capital expenditures	(4.8)	(3.7)
Cash receipts on beneficial interest in sold receivables	196.0	127.9
Termination of accounts receivable securitization program (1)	96.9	—
Free Cash Flow	$(68.9)	$(34.5)
(1) Represents the increase in "Accounts receivable" from the termination of the accounts receivable securitization program during the three months ended March 31, 2019, which is reflected in "Cash flows from operating activities" in the consolidated statements of cash flows.

May 7, 2019
Welbilt Reports 2019 First Quarter Operating Results

Adjusted Operating EBITDA

In addition to analyzing our results on a U.S. GAAP basis, management also reviews our results on an "Adjusted Operating EBITDA" basis. Adjusted Operating EBITDA is defined as net earnings before interest, income taxes, other expense-net, depreciation and amortization expense plus certain other items such as gain or loss from impairment of disposal of assets, restructuring expense, separation expense, loss on modification or extinguishment of debt, acquisition-related transaction and integration costs and certain other items. Management uses Adjusted Operating EBITDA as the basis on which it evaluates our financial performance and makes resource allocation and other operating decisions. Management considers it important that investors review the same operating information that it uses. Adjusted Operating EBITDA reconciles to net earnings presented in accordance with U.S. GAAP as follows:

	Three Months Ended March 31,
(in millions, except percentage data)	2019	2018
Adjusted Operating EBITDA:
Net (loss) earnings	$(2.6)	$12.4
Income taxes	0.1	0.4
Other expense — net	3.0	8.5
Interest expense	24.0	20.3
Earnings from operations	24.5	41.6
Gain from disposal of assets — net	—	(0.1)
Restructuring expense	4.2	0.4
Separation expense (1)	—	0.1
Amortization expense	9.5	7.9
Depreciation	4.9	4.2
Transaction costs (2)	0.4	1.2
Other items (3)	6.6	—
Total Adjusted Operating EBITDA	$50.1	$55.3

Adjusted Operating EBITDA margin (4)	13.3%	15.8%
(1) Separation expense is included within "Selling, general and administrative expenses" for the three months ended March 31, 2018.
(2) Transaction costs are associated with acquisition and integration-related activities. These costs include $0.2 million related to inventory fair value purchase accounting adjustments recorded in "Cost of sales" for the three months ended March 31, 2019 and $0.2 million and $1.2 million of professional services and other direct acquisition and integration costs recorded in "Selling, general and administrative expenses" for the three months ended March 31, 2019 and 2018, respectively.
 (3) Other items are costs, which are not representative of our operational performance. For the three months ended March 31, 2019, these costs include $5.8 million of consultant costs associated with our Transformation Program and other professional fees of $0.8 million. Each of these costs have been recorded in "Selling, general and administrative expenses" for the three months ended March 31, 2019.
(4) Adjusted Operating EBITDA margin in the section above is calculated by dividing the dollar amount of Adjusted Operating EBITDA by net sales.

May 7, 2019
Welbilt Reports 2019 First Quarter Operating Results

Adjusted Net Earnings and Adjusted Diluted Net Earnings Per Share

In this release, we refer to Adjusted Net Earnings and Adjusted Diluted Net Earnings Per Share. We define Adjusted Net Earnings as net earnings before the impact of certain items, including gain or loss from impairment or disposal of assets, restructuring expense, separation expense, loss on modification or extinguishment of debt, acquisition-related transaction and integration costs, certain other items, expenses associated with pension settlements, foreign currency transaction gain or loss and the tax effect of the aforementioned adjustments, as applicable. Adjusted Diluted Net Earnings Per Share for each period represents Adjusted Net Earnings while giving effect to all potentially dilutive shares of common stock that were outstanding during the period. We believe these measures are helpful to investors in assessing the ongoing performance of our underlying businesses before the impact of certain items. Adjusted Net Earnings and Adjusted Diluted Net Earnings Per Share reconcile to net earnings and diluted net earnings per share, respectively, presented in accordance with U.S. GAAP as follows:

	Three Months Ended March 31,
(in millions, except share data)	2019	2018
Adjusted Net Earnings:
Net (loss) earnings	$(2.6)	$12.4
Gain from disposal of assets — net	—	(0.1)
Restructuring expense	4.2	0.4
Separation expense (1)	—	0.1
Transaction costs (2)	0.4	9.0
Other items (3)	6.6	—
Pension settlement (4)	1.2	—
Foreign currency transaction loss (gain) (5)	0.8	(0.8)
Tax effect of adjustments (6)	(3.2)	0.2
Total Adjusted Net Earnings	$7.4	$21.2

Adjusted Diluted Net Earnings Per Share:
Diluted net (loss) earnings per share	$(0.02)	$0.09
Gain from disposal of assets — net per share	—	—
Restructuring expense per share	0.03	—
Separation expense per share (1)	—	—
Transaction costs per share (2)	—	0.06
Other items per share (3)	0.05	—
Pension settlement costs per share (4)	0.01	—
Foreign currency transaction loss (gain) per share (5)	—	—
Tax effect of adjustments per share (6)	(0.02)	—
Total Adjusted Diluted Net Earnings Per Share	$0.05	0.15
(1) Separation expense is included within "Selling, general and administrative expenses" for the three months ended March 31, 2018.
(2)Transaction costs are associated acquisition-related activities. These costs include $0.2 million related to inventory fair value purchase accounting adjustments recorded in "Cost of sales" for the three months ended March 31, 2019 and $0.2 million of professional services and other direct acquisition and integration costs recorded in "Selling, general and administrative expenses" for the three months ended March 31, 2019. For the three months ended March 31, 2018, transaction costs include a loss of $7.8 million related to a foreign currency hedge of the acquisition purchase price for Crem and $1.2 million of professional services and other direct acquisition and integration costs recorded in "Selling, general and administrative expenses".
(3) Other items are costs, which are not representative of our operational performance. For the three months ended March 31, 2019, these costs include $5.8 million of consultant costs associated with our Transformation Program and other professional fees of $0.8 million. Each of these costs have been recorded in "Selling, general and administrative expenses" for the three months ended March 31, 2019.
(4) Pension settlement represents a non-cash pension settlement loss of $1.2 million, which was incurred in the first quarter of 2019, as a result of various actions we took to settle a portion of our United Kingdom pension obligations.
(5) Foreign currency transaction gains and losses are inclusive of gains and losses on related foreign currency exchange contracts not designated as hedging instruments for accounting purposes.
(6) The tax effect of adjustments is determined using the statutory tax rates for the countries comprising such adjustments.

May 7, 2019
Welbilt Reports 2019 First Quarter Operating Results

Third-party Net Sales and Organic Net Sales

In this release, we refer to Third-party Net Sales and Organic Net Sales. Third-party Net Sales reflect net sales for the segment excluding intersegment sales. Organic Net Sales reflect net sales before the impact of acquisitions and foreign currency translation. The impact from foreign currency translation is calculated by translating current period balances at prior period rates. We believe these measures are helpful to investors in assessing the ongoing performance of our underlying businesses. Third-party Net Sales and Organic Net Sales reconcile to net sales presented in accordance with U.S. GAAP as follows:

	For the Three Months Ended March 31, 2019 vs. 2018
	Favorable/(Unfavorable)
	Americas	EMEA	APAC	Welbilt
Organic Net Sales	(3.1)%	25.0%	11.0%	3.5%
Impact from acquisition	—%	25.4%	12.4%	5.9%
Foreign currency translation	(0.6)%	(8.6)%	(3.3)%	(2.3)%
Third-party Net Sales	(3.7)%	41.8%	20.1%	7.1%

May 7, 2019
Welbilt Reports 2019 First Quarter Operating Results

	Three Months Ended March 31,
(in millions)	2019	2018
Consolidated:
Total sales	$436.6	$404.7
Less: Intersegment sales	(61.3)	(54.3)
Net sales (as reported)	375.3	350.4
Less: Crem Acquisition	(20.8)	—
Organic third-party net sales	354.5	350.4
Foreign currency translation	8.1	—
Organic Net Sales	$362.6	$350.4

Americas:
Net sales	$275.1	$280.2
Less: Intersegment sales	(34.3)	(30.2)
Third-party Net Sales	240.8	250.0
Foreign currency translation	1.4	—
Organic Net Sales	$242.2	$250.0

EMEA:
Net sales	$106.7	$81.0
Less: Intersegment sales	(15.8)	(16.9)
Third-party net sales	90.9	64.1
Less: Crem Acquisition	(16.3)	—
Organic third-party net sales	74.6	64.1
Foreign currency translation	5.5	—
Organic Net Sales	80.1	$64.1

APAC:
Net sales	$54.8	$43.5
Less: Intersegment sales	(11.2)	(7.2)
Third-party net sales	43.6	36.3
Less: Crem Acquisition	(4.5)	—
Organic third-party net sales	39.1	36.3
Foreign currency translation	1.2	—
Organic Net Sales	$40.3	$36.3